SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    August 17, 2006

TREND MINING COMPANY
(Exact Name of Registrant as Specified in its Charter)
Delaware	0-31159	81-0304651
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5439 South Prince Street Littleton, Colorado 80120
(Address of Principal Executive Offices) (Zip Code)
(303) 798-7363
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former name or former address, if changed from last report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.        Entry into a Material Definitive Agreement,

Item 3.02        Unregistered Sales of Equity Securities

        On August 18, 2006, Trend Mining Company (the “Company”) entered into an Amendment (the “Amendment”) amending the terms of certain loan agreements (the “Loans”) between Electrum, LLC, LCM Holdings LDC, the Estate of Lillian Berger, and Larry Buchanan (each a “Lender,” and collectively, the “Lenders”), and the Company. Certain Lenders are either controlled by or affiliated with Thomas Kaplan, the Company’s largest beneficial shareholder. The Loans are convertible into units (each a “Unit” and collectively, the “Units”), each consisting of one share of the Company’s common stock, par value $0.01 (the “Common Stock”) and one warrant. The Amendment makes the following changes: (1) extends the maturity dates of the Loans, $940,638.09 in the aggregate, to August 17, 2008, (2) reduces the conversion price of the Loans to $0.21 per Unit, (3) reduces of the exercise price of the warrants that underlie the Units to $0.25 per share, (4) extends the expiration dates of all currently warrants held by Electrum, LLC and LCM Holdings LDC (the “Extended Warrants”), which represent rights to purchase an aggregate of 7,063,174 shares of the Company’s Common Stock, by three years, and (5) reduces the exercise price of the Extended Warrants to $0.25 per share. Also pursuant to the Amendment, the Company provided each Lender with the option, for a period of up to 90 days from the date of the Amendment, to convert the interest payable on the Loans attributed to him or it, as applicable, as of June 30, 2006, into shares of Common Stock at a price of $0.10 per share. The interest outstanding on the Loans as of June 30, 2006 was $269,992 in the aggregate. Each Lender exercised this option on the date of the Amendment and the Company issued 2,699,920 shares of Common Stock.

Item 9.01.         Financial Statements and Exhibits.

        (c) Exhibits

Exhibit 10.1	Amendment, dated as of August 18, 2006, by and among Trend Mining Company and the Lenders identified therein.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 21, 2005

TREND MINING COMPANY By: /s/ Thomas A. Loucks Name: Thomas A. Loucks Title: President and Chief Executive Officer

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